EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Bridgeline Software Reports Record Revenues and Record Income for the Second Quarter of Fiscal 2008

Woburn, Mass, May 1, 2008  Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of SaaS-based web application management software and award-winning web applications, today announced record results for its second fiscal quarter and six months ending March 31, 2008.

Highlights from the second quarter of fiscal 2008 results include:

-	Achieved record revenues of $5,398,000 for the quarter ended March 31, 2008, representing a 143% increase over Bridgeline Software’s revenues of $2,223,000 for the same quarter one year earlier.

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The Company’s customer base as of March 31, 2008 has increased to 528 customers, which is a 272% increase from 142 customers a year ago.  Of the Company’s 528 customers, 369 or 70% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

-	Net income for the quarter ended March 31, 2008 was $112,000, versus a net loss of -$698,000 from the same three month period one year earlier.

-	EBITDA before stock compensation for the quarter ending March 31, 2008 was $547,000, versus an EBITDA loss of -$185,000 from the same three month period one year earlier.

-	Balance sheet remains strong with a current ratio of 2.6:1. As of March 31, 2008 the Company had over $28 million in total assets, and $3.2 million in total liabilities

Highlights from the first six months of fiscal 2008 results include:

-	Revenues for the six months ended March 31, 2008 were $9,601,000, versus revenues of $4,532,000 for the same six month period in fiscal 2007, representing a 112% increase.

-	Net income for the six months ended March 31, 2008 was $149,000, versus a net loss of -$1,328,000 from the same six month period one year earlier.

-	EBITDA before stock compensation for the six month period ending March 31, 2008 was $861,000, versus an EBITDA loss of -$299,000 from the same six month period one year earlier.

“Bridgeline has delivered another outstanding quarter highlighted by strong revenue growth, record customer additions, and improved profitability,” stated Thomas Massie, Chairman and Chief Executive Officer of Bridgeline Software.  “We believe the level of traction and interest in our on-demand software products from our installed customer base is significant and as we add more customers and products, the opportunity for continued growth becomes greater.”

Results of Operations for the three-months ended March 31, 2008

Bridgeline Software recorded revenue of $5.4 million in the quarter ended March 31, 2008, an increase of $3.2 million, or 143% compared to the same period of the prior year.  The Company posted operating income for the quarter ended March 31, 2008, of $116,000 compared to an operating loss of -$357,000 in same quarter of the prior year.  The Company posted net income for the quarter ended March 31, 2008 of $112,000 or $0.01 per diluted share versus a net loss of -$698,000 or -$0.16 per diluted share in the same quarter of the previous year.

Results of Operations for the six-months ended March 31, 2008

Bridgeline Software recorded revenue of $9.6 million for the six months ended March 31, 2008, an increase of $5.1 million, or 112% compared to the same period of the prior year.  The Company posted operating income for the six months ended March 31, 2008, of $125,000 compared to an operating loss of -$642,000 for same period of the prior year.  The Company posted net income for the six months ended March 31, 2008 of $149,000 or $0.02 per diluted share versus a net loss of -$1,328,000 or -$0.31 per diluted share in the same period of the previous year.

Recurring Revenue Trends

Of the Company’s 528 customers, 369 or 70% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee. Recurring revenue is revenue from customers who pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

On an annualized basis, recurring revenues for the quarter ended March 31, 2008 were $2.2 million compared to annualized recurring revenues for the same period of the prior year of $644,000, representing a year over year increase of 249%.  Annualized figures are derived by multiplying the actual results for the quarter by four.

Bridgeline Software’s retention rate of such clients during the quarter ended March 31, 2008 was 97%.

	Q207	Q208

Annualized Recurring Revenues	$644,000	$2,248,000
Sequential Growth from fiscal Q108		18%
Year over Year Growth %		249%
Retention Rate		97%

Bridgeline Software, Inc.

Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007
Revenue	$5,398	$2,223	$9,601	$4,532
Cost of revenue	2,459	1,015	4,481	2,156
Gross profit	2,939	1,208	5,120	2,376
Operating expenses:
Sales & marketing	1,672	787	2,739	1,576
General & administrative	779	530	1,524	991
Research & development	132	191	298	346
Depreciation & amortization	240	57	434	105
Total operating expenses	2,823	1,565	4,995	3,018
Income / (loss) from operations	116	(357)	125	(642)
Interest income (expense)	(4)	(341)	24	(686)
Interest income (expense)	(4)	(341)	24	(686)
Income / (loss) before income taxes	112	(698)	149	(1,328)
Income taxes	-	-	-	-
Net income / (loss)	$112	$(698)	$149	$(1,328)

Net income / (loss) per share:
Basic	$0.01	$(0.16)	$0.02	$(0.31)
Diluted	$0.01	$(0.16)	$0.02	$(0.31)

Number of weighted average shares:
Basic	9,250,265	4,276,409	8,965,411	4,275,107
Basic and diluted	9,349,102	4,276,409	9,067,113	4,275,107

EBITDA results (Note 1)

Add:
Interest expense	$14	$341	$32	$686
Depreciation and amortization	289	87	493	167
Stock-based compensation	132	85	187	176

EBITDA before stock compensation and other non-recurring charges	$547	$(185)	$861	$(299)
EBITDA per diluted share	$0.06	$-0.04	$0.09	$-0.07

Note 1:  EBITDA before stock compensation is a Non-GAAP Financial Measurement.  We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA before stock compensation as net income before interest, taxes, depreciation, amortization and stock-based compensation. We present EBITDA before stock compensation because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for non-cash and other non-recurring charges. Because the use of EBITDA before stock compensation facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

Bridgeline Software, Inc.

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2008	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$3,491	$5,219
Accounts receivables and other current assets	4,343	3,439
Total current assets	7,834	8,658
Other assets	1,651	1,234
Intangible assets, net	2,321	1,441
Goodwill	16,536	14,426
Total assets	$28,342	$25,759

Liabilities and stockholders’ equity
Current liabilities:
Current liabilities and accrued expenses	$3,072	$2,719
Total current liabilities	3,072	2,719
Other liabilities	178	165
Total liabilities	3,250	2,884

Stockholders’ equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock - $.001 par value; 20,000,000 shares authorized, 9,489,160 and 8,648,950 shares issued and outstanding, respectively	10	9
Additional paid-in capital	30,968	28,908
Accumulated other comprehensive income	25	18
Accumulated deficit	(5,911)	(6,060)
Total stockholders’ equity	25,093	22,875
Total liabilities and stockholders’ equity	$28,342	$25,759

About Bridgeline Software, Inc.
Bridgeline Software is a developer of SaaS based web application management software and award-winning web applications that help organizations optimize business processes.  The iAPPS® Framework and Product Suite are innovative SaaS solutions that unify Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.  Combined with award-winning application development services, Bridgeline Software helps customers cost-effectively accommodate the rapidly changing needs of mission-critical web applications.  Bridgeline Software's teams of developers specialize in web application development, information architecture, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Minneapolis, New York, Washington D.C., and Bangalore India.  We are a recipient of the Inc. 500 award for America’s fastest growing companies and currently have over 500 customers ranging from middle market organizations to divisions of Fortune 1,000 companies.  To learn more about Bridgeline Software, please visit www.bridgelinesw.com.
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All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.
Contact:

Bridgeline Software, Inc.

Gary Cebula
Executive Vice President
Chief Financial Officer
781-497-3002
gcebula@bridgelinesw.com